WIRELESS CONTENT DISTRIBUTION AGREEMENT

This Agreement is entered into as of the 31st of January, 2008 (the "**Effective Date**")

BETWEEN:
INFOBYPHONE INC, dba ASKMENOW, a Delaware corporation under the laws of the USA, having a place of business at 26 Executive Park, Suite 250, Irvine, Ca 92614,

AND:

BELL MOBILITY INC., a corporation incorporated under the laws of Canada, having a place of business at 5099 Creekbank Road, Mississauga, Ontario, L4W 5N2 ("**Bell Mobility**"),

RECITALS:

NOW THEREFORE in consideration of the mutual covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bell and Supplier (individually, a "**Party**" and collectively, "**Parties**") agree as follows:

SECTION 1. DEFINITIONS

1.1. Definitions. In this Agreement, the following terms will have the following meanings:

"**Affiliate**" means, with respect to any entity, any other entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such entity or one or more of the other Affiliates of that entity (or a combination thereof). For the purposes of this definition, an entity shall control another entity if the first entity: (i) owns, beneficially or of record, more than fifty percent (50%) of the voting securities of the other entity; or (ii) has the ability to elect a majority of the directors of the other entity. For the purposes of this definition, Bell Mobility's Affiliates shall be deemed to include BCE Inc.'s Affiliates;

"**Agreement**" means this agreement, the Schedules attached hereto any other documents included by reference, as each may be amended from time to time in accordance with the terms of this Agreement;

"**Background Intellectual Property**" means, with respect to a Party, Intellectual Property in which that Party or any of its Affiliates owns all or part of the Intellectual Property Rights prior to or independently of the Deliverables being developed or provided hereunder;

"**Bell Mobility Look and Feel**" means the distinctive and particular elements of graphics, design, organization, presentation, layout, user interface, navigation, trade dress and stylistic convention (including the digital implementations thereof) within the Bell Mobility Service and the total appearance and impression substantially formed by the combination, coordination and interaction of these elements;

"**Bell Mobility Network**" means equipment and infrastructure that facilitates the delivery of wireless voice and data services to End Users, including the Internet protocol backbone infrastructure;

"**Bell Mobility Service**" means the wireless services delivered over Bell Mobility's wireless telecommunications network to End Users;

"**Bell Mobility User Data**" shall have the meaning ascribed to that term in Section 7.1;

"**Bell Mobility Web/WAP Interfaces**" means the user interfaces through which Bell Mobility and/or Supplier will present and distribute the Content to the End Users;

"**Business Day**" means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario or the United States of America, as applicable;

"BWA Member" means the present and future members of the Bell Wireless Alliance, currently consisting of Manitoba Telecom Services Inc., Saskatchewan Telecommunications Holding Corporation operating as SaskTel Mobility and Bell Canada;

"BWA Member Service" means the wireless services delivered over a BWA Member's wireless telecommunications network to End Users;

"Commercial Launch Date" means the date upon which the Deliverables are first made generally available to End Users on the Bell Mobility Service;

"Confidential Information" means any information which is confidential in nature or that is treated as being confidential by a Party or by any of its Affiliates and that is furnished by or on behalf of such Party or any of its Affiliates (collectively, the **"Disclosing Party"**) to the other Party or to any of its Affiliates (collectively, the **"Receiving Party"**), whether such information is or has been conveyed verbally or in written or other tangible form, and whether such information is acquired directly or indirectly such as in the course of discussions or other investigations by the Receiving Party, including, but not limited to, trade secrets and technical, financial or business information, data, ideas, concepts or know-how that is considered and treated as being confidential by the Disclosing Party, including in the case of Bell Mobility, for greater certainty and without limiting the generality of the foregoing, information pertaining to the Bell Mobility Network, the Bell Mobility User Data and the End User Data. Confidential Information disclosed in tangible or electronic form may be identified by Disclosing Party as confidential with conspicuous markings, or otherwise identified with a legend as being confidential, but in no event shall the absence of such a mark or legend preclude disclosed information which would be considered confidential by a party exercising reasonable business judgment from being treated as Confidential Information by Receiving Party;

"Content" means, collectively, (i) the WAP Content;

"Deliverables" means, collectively, (i) the Content and any related services as may be mutually agreed to by Bell mobility and the Supplier (from time to time).

"End User" means any end user of the Bell Mobility Service or a BWA Member Service;

"Intellectual Property" means anything that is or may be protected by an Intellectual Property Right such as, but not limited to works (including computer programs), performances, discoveries, inventions, trade-marks (including trade names and service marks), trade secrets, industrial designs, confidential information (including Confidential Information as defined herein), mask work and integrated circuit topographies;

"Intellectual Property Right" means any right that is or may be granted or recognized under any Canadian or foreign legislation regarding patents, copyrights, neighbouring rights, moral rights, trade-marks, trade names, service marks, confidential information (including Confidential Information as defined herein), industrial designs, mask work, integrated circuit topography, privacy, publicity, celebrity and personality rights and any other statutory provision or common or civil law principle regarding intellectual and industrial property, whether registered or unregistered, and including rights in any application for any of the foregoing;

"Interactive Device" means any device listed in Appendix D that enables End Users to access the Bell Mobility Service or the BWA Member Service, as applicable;

"Mark" means trade names, trademarks, service marks, logos, marks or other business identifiers of any entity;

"MIN" means the "mobile identification number" issued by Bell Mobility to an End User in connection with subscription to the Bell Mobility Service;

"Person" means any individual, corporation, partnership, joint venture, association, trust or other entity or group;

"Registration Data" means the MIN and the handset registration data collected by Bell Mobility from End Users when such persons register for the Bell Mobility Service;

"Supplier's Marks" means those of the Supplier's Marks used in conjunction with the Application and set out in Schedule F attached hereto and such other Supplier's Marks used in conjunction with the Content as identified by Supplier from time to time during the Term;

"Territory" means Canada;

"Term" shall have the meaning ascribed to that term in Section 2.1;

"Use" includes any act which, if committed without the proper authorization of the owner of an Intellectual Property Right, would constitute an infringement of such Intellectual Property Right;

"Virtual Private Network" or "VPN" means the private network constructed by Bell Mobility and Supplier for the purposes of transferring the Content as contemplated by this Agreement;

"WAP Content" means the games, portal information and/or other content, accessible by End Users over the wireless application protocol, all as more particularly described in Part 1 of Schedule A attached hereto, including any text, graphics, pictures, sound, video and other data (other than Supplier's Marks) relating to such content and provided by Supplier to Bell Mobility pursuant to this Agreement;

"Web Page" means a single HTML, WML, VXML, HDML, xHTML or similar document, which is all or a portion of a portable or non-portable Web Site;

"Web Site" means, with respect to any Person, all points of presence and/or services maintained by such Person on or electronically connected (both wired and wireless connections) with the Internet (including, without limitation, the World Wide Web) or any successor public data network; and

SECTION 2. TERM AND EXCLUSIVITY

2.1. Term/Renewal. This Agreement shall have a term (the "Term") commencing on the 31st day of January, 2008 and ending on January 31st, 2009 (the "Initial Expiry Date"), unless extended or earlier terminated in accordance with the terms of this Agreement. Following the Initial Expiry Date, this Agreement shall remain in effect on a month to month basis until terminated by either party on not less than thirty (30) days notice to the other party.

2.2. Non-Exclusive Agreement. Under no circumstances shall this Agreement be construed or interpreted as an exclusive dealing agreement by either Party. Nothing in this Agreement shall be construed as to restrict either Party from entering into any agreement with any other party, even if similar to or competitive with the transactions contemplated hereunder. Without limiting the generality of the foregoing, either Party is free to develop, purchase, use or market products or services similar to or competitive with the Deliverables at any time, and from time to time, during and after the Term.

SECTION 3. GRANT OF RIGHTS

3.1. Distribution and Resale of Deliverables. Subject to the terms and conditions of this Agreement, Supplier hereby grants Bell Mobility:

3.1.1. a non-exclusive non-transferable license during the Term to Use, reproduce, distribute and resell the Content solely to End Users in the Territory and permit End Users in the Territory to access and use the Content solely on their Interactive Device(s) via the Bell Mobility Service;

3.1.2. subject to Section 3.3 below, a non-exclusive non-transferable license during the Term to sublicense each BWA Member to Use, reproduce, distribute and resell the Content solely to End Users in the Territory and permit End Users in the Territory to access and use the Application on their Interactive Device(s) via the BWA Member Service;

3.1.3 subject to Supplier's prior review and written approval in each instance, a non-exclusive non-transferable license in the Territory during the Term to Use, reproduce, publish, perform and display:

3.1.3.1 the Supplier's Marks on the Bell Mobility Web/WAP Interfaces solely in connection with posting, maintaining and delivering the Content thereon; and

3.1.3.2 the Supplier's Marks solely to advertise and promote the Content on the Bell Mobility

Service in promotional and marketing materials, content directories and indexes, and electronic and printed advertising, publicity, press releases, newsletters and other communications about Supplier, the Content;

3.1.4 subject to Section 3.3 below, a non-exclusive non-transferable license in the Territory during the Term to sublicense each BWA Member to Use, reproduce, publish, perform and display:

3.1.4.1 the Supplier's Marks solely on the user interfaces over which the Content are presented and delivered via the BWA Member Service in connection with posting, maintaining and delivering the Content thereon; and

3.1.4.2 the Supplier's Marks solely to advertise and promote the availability of the Content on the applicable BWA Member Service in promotional and marketing materials, content directories and indexes, and electronic and printed advertising, newsletters and other communications about Supplier, the Content; provided, however, all such uses of Supplier's Marks shall be subject to Supplier's prior review and written approval in each instance.

3.2. Restrictions on Use of Application and Supplier's Marks. Bell Mobility shall not copy, decompile or reverse compile, reverse engineer or reverse assemble the Content without the express prior written consent of the Supplier. Any permitted Use by Bell Mobility of Supplier's Marks shall be in strict compliance with each of the following terms and conditions: (a) Bell Mobility shall strictly comply with all standards with respect to the Use of Supplier's Marks which may be furnished by Supplier to Bell Mobility from time to time and all Uses of Supplier's Marks in proximity to the trade name, trademark, service name or service mark of any other Person shall be consistent with the standards furnished by Supplier from time to time; (b) Bell Mobility shall not create a combination mark consisting of one or more Marks of each Party, (c) all Uses of Supplier's Marks shall enure to the benefit of Supplier and Bell Mobility acknowledges and agrees that Supplier is the owner of Supplier's Marks, (d) Bell Mobility shall not use, register, or attempt to register, in any country, any name or trademark identical or confusingly similar to Supplier's Marks, and (e) any materials, activities, products or services distributed or marketed by Bell Mobility in conjunction with Supplier's Marks shall (i) meet all of the standards of this Agreement, (ii) meet or exceed standards of quality and performance generally accepted in the industry, and (iii) comply with all applicable laws, rules and regulations.

3.3. Bell Mobility Obligations with Respect to BWA Members. In the event Bell Mobility sublicenses to any BWA Members rights with respect to the Content and the Supplier's Marks pursuant to Section 3.1, such BWA Member shall be obligated to fully comply with all of its obligations hereunder and all applicable obligations of Bell Mobility hereunder, other than those obligations set forth in Section 5, for which Bell Mobility will be solely responsible.

SECTION 4. CONTENT, LBS SERVICES AND PRESENTATION

4.1. Acquisition of Content. Subject to the terms and conditions of this Agreement, Supplier agrees to provide to Bell Mobility, and Bell Mobility agrees to acquire the Content. Supplier shall manage, renew, create, delete, edit and otherwise control the Content. Supplier shall ensure that all Content is formatted to support all Interactive Devices. Bell Mobility has implemented a personal profiling option on the Bell Mobility Web/WAP Interfaces menu that enables End Users to decide the order of the Mobile Browser menu of the sites/applications displayed on their personal phone. Bell Mobility can make no guarantees to the positioning of the Content on such menu as the End User will have control of their own menu.

4.2. Supplier Responsibility – WAP Content. Supplier is solely responsible for creating, developing, licensing, hosting, supporting and maintaining the WAP Content. Supplier shall ensure at all times that the WAP Content and the manner in which it is delivered is consistent with Bell Mobility's then-current content policies, as soon as reasonably possible but in any event within 30 days of being provided such policy in writing.

4.3. Supplier Responsibility – Downloadable Content. Not applicable.

4.4. Supplier Responsibility – Java Content. Not applicable.

4.5. Supplier Responsibility – SMS Content. Not applicable.

4.6 Bell Mobility Responsibilities. Bell Mobility shall:

4.6.1 create, design, edit, manage, host and control the presentation of the Bell Mobility Web/WAP Interfaces. Supplier will provide and deliver the Content to Bell Mobility's proxy server via a VPN. The VPN will use the standard Internet as the transport mechanism and the underlying transport protocol will be TCP/IP;

4.6.2 except as otherwise provided in this Article 4, have sole responsibility to deliver the WAP Content to the End User's Interactive Device and shall have sole responsibility for first tier customer support of End Users acquiring WAP Content;

4.6.3 where agreed upon in writing with Supplier, be responsible for the billing of End Users in connection with End Users' purchase of Content.

4.7 Responsibility for Costs. Except as otherwise expressly provided hereunder, each Party shall be responsible for all costs and expenses incurred by it in connection with its performance of its obligations under this Agreement.

4.8 Affiliates and BWA Members. Supplier agrees that Bell Mobility may, in accordance with Section 2, provide the Content to its End Users, as well as to its Affiliates and BWA Members, who may in turn provide the Content to their respective End Users. Bell Mobility shall be responsible for entering with its Affiliates and BWA Members into appropriate arrangements reflecting the relevant terms and conditions of this Agreement to the extent that they relate to the provision of the Content to End Users of its Affiliates and BWA Members.

4.9 Other Supplier Obligations. In carrying out mobile data services, or any other services using the Bell Mobility Service or any BWA Member Service, Supplier shall comply in all material respects with (i) all applicable laws and regulations, including, without limitation those relating to consumer data privacy, and "opt-in" and "opt-out" ability, and (ii) the then-current content policies of Bell Mobility, its Affiliates and BWA Members, if any, and as suppliers to Supplier, provided that such compliance does not materially alter Supplier's obligations hereunder. In addition, the Supplier shall not (i) send to End Users or knowingly allow any third parties to send to End Users any unsolicited text messages, or (ii) engage in the practice commonly known as "spamming" as it relates to End Users.

4.10 Designated Managers. Each Party shall designate managers (the "Designated Manager") who shall co-ordinate the Parties' respective obligations under this Agreement. The Designated Managers shall be employees of Bell Mobility and Supplier tasked to oversee the performance of the relationship. Each Party may change its Designated Manager(s) from time to time, but shall inform the other Party of such a change. The Designated Managers shall meet periodically either in person or telephonically to discuss plans and issues as necessary. The initial Designated Managers shall be as follows:

(a) Bell Mobility:

Jennifer Chan, Bell Mobility, jennifer.chan@bell.ca, 905-282-3668

(b) Supplier:

Grant Cohen, AskMeNow, gcohen@askmenow.com, 949-861-2590 x203

SECTION 5. COMPENSATION AND

5.1. Mutual Benefit. Currently neither party pays compensation to the other party. If the parties agree in the future that compensation must be paid by either party, Bell Mobility and Supplier agree to amend this Agreement and expressly include any amounts payable in connection with this Agreement (if any) in Schedule B attached hereto. At such time, payment terms shall also be included in Schedule B as applicable.

SECTION 6. ADVERTISING AND MARKETING

6.1. Bell Mobility Marketing Campaigns. During the Term, Bell Mobility shall use its commercially reasonable efforts to create, implement and administer direct marketing and promotional campaigns designed to promote the availability of the Content on the Bell Mobility Service both to existing and potential End Users.

SECTION 7. END USER DATA AND REPORTS

7.1. Bell Mobility User Data. Bell Mobility shall own and retain all right, title and interest in and to all customer information collected by Bell Mobility as part of or necessary for the operation of the Bell Mobility Service including, without limitation (a) information provided directly to Bell Mobility by End Users including, without limitation, names, addresses, survey and promotion responses, purchase information and other demographic information, and (b) information relating to network traffic on the Bell Mobility Service, including, without limitation, the Registration Data and the applicable MIN, all of which such information shall be referred to herein as the "Bell Mobility User Data". End User Data collected by Supplier from End Users and Bell Mobility or any of its Affiliates or BWA Members during the course of this Agreement will be the property of Bell Mobility and will be collected by Supplier on behalf of Bell Mobility. Supplier will treat such End User Data as Confidential Information of Bell Mobility under this Agreement. In no event will Supplier: (i) disclose any of the End User Data to any third party, unless compelled by law, or unless such disclosure is to a third party that is providing services to Supplier in connection with Supplier's performance of this Agreement (e.g., ad-serving platform or web analytics/metrics service) for advertising purposes only; (ii) send unsolicited e-mail or newsletters to, or otherwise directly or indirectly solicit, any users whose information was collected pursuant to this Agreement; or (iii) commercially exploit the End User Data for the benefit of or in connection with the name, goods, or services of a competitor of Bell Mobility. Bell Mobility acknowledges that in connection with providing its services hereunder, Supplier may place "cookies" on the web browsers of End Users. Supplier may use and disclose non-personally identifying information about End Users in aggregate form.

7.2. Privacy and Compliance With Laws. Each of Bell Mobility and Supplier shall ensure that the collection and use by Bell Mobility and Supplier of any End User information or data in connection with the purchase, use or operation of the Content complies in all respects with all applicable privacy laws, regulations and policies as well as the privacy policies of each of Bell Canada, Bell Mobility and Supplier. Without limiting the generality of the foregoing, Supplier shall not collect or track any End User information other than as necessary or incidental to Supplier's performance of this Agreement, without the prior written consent of Bell Mobility. In addition, Supplier agrees to perform any and all acts, including without limitation the provision of adequate security measures, necessary to ensure that the collection, use, or disclosure of End User Data is in full compliance with all applicable laws relating to the collection of such information, including without limitation all applicable privacy legislation. Except as set forth above in Section 7.1, Supplier may not disclose, sell or otherwise transfer the End User Data to any third party at any time without Bell Mobility's prior written consent, and subject to all applicable privacy laws and legislation.

7.3. Reports. Supplier will issue a monthly report to Bell Mobility for services related to the delivery of Content, including, without limitation, the number of hits per WAP Content, per month. Supplier will share all applicable information including information relating to future opportunities (subject in each case to confidentiality considerations) and participate in an extensive debriefing session, in respect of the Content.

SECTION 8. WARRANTY

8.1. Mutual Representations. Each Party represents to the other Party and acknowledges the other Party's reliance upon such representations, that this Agreement has been duly authorised, executed and delivered by its representative and that it has the power and authority to enter into and perform its obligations under this Agreement.

8.2. Warranties by Supplier. Supplier warrants to Bell Mobility that: (a) it has all necessary rights in and to the Content and the Supplier's Marks for Use in accordance with the terms of this Agreement, and has the power and authority to authorize the Use of any and all Intellectual Property Rights which it purports to authorize hereunder, free and clear of any and all security interests, liens, claims, charges or encumbrances; (b) the Deliverables and the Supplier's Marks will not infringe upon or violate any applicable laws or regulations or any rights of third parties, including, but not limited to, infringement or misappropriation of

Intellectual Property Rights, or to defamation or contain any libelous, obscene or unlawful material; and (c) the Hosting Services shall be performed in a diligent, professional, and workmanlike manner in accordance with the terms and conditions of this Agreement including without limitation the Service Level Standards set forth in Schedule C attached hereto, and good industry standards and practices for similar services.

8.3. No Other Warranties. THE ABOVE WARRANTIES (AND ANY OTHER WARRANTIES IN THE AGREEMENT) STATE THE SOLE WARRANTIES PROVIDED HEREUNDER AND NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, SHALL APPLY TO THE DELIVERABLES, THE SUPPLIER'S MARKS, THE BELL MOBILITY SERVICE, BELL MOBILITY'S MARKS OR ANY OTHER MATERIALS OR SERVICES DELIVERED HEREUNDER. IN PARTICULAR, EACH PARTY MAKES NO OTHER WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OTHER THAN THE ONES SPECIFICALLY STATED HEREIN.

SECTION 9. CONFIDENTIALITY AND PUBLICITY

9.1. Use/Safeguarding Confidential Information. Receiving Party shall not use Disclosing Party's Confidential Information for any purpose other than to exercise or perform its rights or obligations under this Agreement. Receiving Party shall not, without the prior written consent of Disclosing Party, copy or otherwise reproduce Disclosing Party's Confidential Information, or disclose, disseminate or otherwise communicate, in whole or in part, Disclosing Party's Confidential Information to any third party except to officers, directors and employees of Receiving Party (and, in the case of Bell Mobility and Supplier, to any Licensee and their subcontractors and agents provided that such parties have agreed in writing to comply with the confidentiality obligations herein) who need to know the Confidential Information and who will have undertaken to treat the Confidential Information in accordance with the provisions of this Section. Receiving Party further agrees that it shall safeguard Disclosing Party's Confidential Information from disclosure and, at a minimum, use efforts commensurate with those Receiving Party employs for protecting the confidentiality of its own Confidential Information which it does not desire to disclose or disseminate, but in no event less than reasonable care. In the event that Receiving party becomes compelled by law or order of court or administrative body to disclose any Disclosing Party's Confidential Information, Receiving Party shall be entitled to disclose such Confidential Information *provided* that: (i) Receiving Party provides Disclosing Party with prompt prior written notice of such requirements to allow Disclosing Party to take any necessary action to safeguard the Confidential Information; and (ii) if required to do so, Receiving Party shall furnish only that portion of Disclosing Party's Confidential Information which is legally required to be disclosed and shall exercise its best efforts to obtain assurances that Confidential Information will be treated in confidence.

9.2. Exceptions. Notwithstanding anything to the contrary herein, the following will not constitute "Confidential Information" for the purposes of this Agreement: (i) information that Receiving Party can show, by documented and competent evidence, was known by it prior to the disclosure thereof to it, or independently developed by it, in both cases, without using the Confidential Information; (ii) information that is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Receiving Party in breach of this Agreement; (iii) information that is or becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party, provided that such source is not known by Receiving Party to be subject to any prohibition against transmitting the information to Receiving Party; or (iv) information for which Disclosing Party has authorised the relevant disclosure or other use.

9.3. Restrictions on Use of Name. Supplier may not use in its publicity or marketing communications of any type whatsoever either Bell Mobility's name or Marks or the names or Marks of its Affiliates or the BWA Members, the fact that it has signed this Agreement with Bell Mobility, or any information which may reasonably be seen to imply that Supplier has entered into an agreement with or has a relationship with Bell Mobility, its Affiliates or the BWA Members without first obtaining Bell Mobility's prior written approval.

9.4. Remedies. Receiving Party agrees that Disclosing Party may be irreparably injured by a breach of this Agreement and that Disclosing Party may be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which Disclosing Party may be entitled at law or in equity in the event of any breach of the provisions hereof. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity.

9.5. Return of Confidential Information. Upon the Disclosing Party's request and, in any event, when this Agreement has expired or terminated, the Receiving Party will promptly return to the Disclosing Party or destroy, except for one copy of Disclosing Party's Confidential Information, which may be retained for evidence purposes only:

9.5.1. all Confidential Information that has been supplied by the Disclosing Party and is in the Receiving Party's possession or control, except for any Supplier's Confidential Information that is part of the Deliverables; and

9.5.2. all analyses, studies, or other materials, or part thereof, that were created by the Receiving Party and that are based on or contain Confidential Information of the Disclosing Party.

9.6. Certification. Upon the Disclosing Party's request, a senior officer of the Receiving Party shall certify in writing on behalf of the Receiving Party, that all Confidential Information required to be returned or destroyed pursuant to this Agreement has been returned or destroyed, as applicable.

9.7. Ownership. Nothing in this Article 9 is to be construed as granting Receiving Party any title, ownership, license or other right or interest in any of Disclosing Party's Confidential Information, or to any Intellectual Property Right of Disclosing Party therein.

SECTION 10. PROPERTY RIGHTS

10.1. Background Intellectual Property. For greater certainty, unless otherwise expressly provided hereunder, each Party shall retain all Intellectual Property Rights in any Background Intellectual Property which it contributes to the Bell Mobility Service or the Deliverables and shall not be deemed to have assigned all or part of the Background Intellectual Property to the other Party.

10.2. Supplier. Bell Mobility acknowledges and agrees that all licenses, rights, title and interests not specifically granted in and to the Deliverables and the Supplier's Marks including without limitation, all Intellectual Property Rights therein, not specifically granted to Bell Mobility hereunder shall remain vested in Supplier.

10.3. Bell Mobility. Supplier acknowledges and agrees that each of the following (and all Intellectual Property Rights therein) shall remain the sole property of Bell Mobility:

10.3.1 the Bell Mobility Web/WAP Interfaces;

10.3.2 the Bell Mobility Look and Feel;

10.3.3 the Bell Mobility Network;

10.3.4 the Bell Mobility Service;

10.3.5 any Bell Mobility Marks;

10.3.6 the Bell Mobility Short Code numbers or Range of Short Code numbers;

10.3.7 the Bell Mobility User Data;

10.3.8 the End User Data; and

10.3.9 the Registration Data.

SECTION 11. INDEMNITY

11.1. Supplier Indemnity. Supplier agrees to defend, fully indemnify and hold harmless Bell Mobility, its Affiliates, the BWA Members and their respective directors, officers, employees, licensees and End Users (, from and against any and all third-party claims, demands, suits, actions, causes of action and/or liability, of any kind whatsoever (each "Claim"), for damages, losses, costs and/or expenses (including legal fees

and disbursements) resulting from: (i) any and all breaches by Supplier of any representations, warranties, covenants, terms or conditions of this Agreement, (ii) any claim that any Content or the Supplier's Marks constitutes an infringement, violation or misappropriation of such third party's right, including, without limitation, any Intellectual Property Right or contains any defamatory, obscene, libelous or unlawful material The foregoing indemnity is contingent on Bell Mobility (i) promptly notifying Supplier of any Claim, (ii) permitting Supplier to control and manage the defense of any Claim (and any settlement), and (iii) reasonably cooperating with Supplier in the defense of any Claim (and any settlement) .

11.2. Bell Mobility Indemnity. Bell Mobility agrees to defend, fully indemnify and hold harmless Supplier, its Affiliates, and their respective directors, officers, employees, and licensees, from and against any and all claims, demands, suits, actions, causes of action and/or liability, of any kind whatsoever (a "Supplier Claim") for damages, losses, costs and/or expenses (including legal fees and disbursements) resulting from the fact that Bell Mobility Web/WAP Interfaces, Bell Mobility Look and Feel, Bell Mobility Network, Bell Mobility Service, or the Bell Mobility Marks constitutes an infringement, violation or misappropriation of such third party's right, including, without limitation, any Intellectual Property Right or contains any defamatory, obscene, libelous or unlawful material. The foregoing indemnity is contingent on Supplier (i) promptly notifying Bell Mobility of any Supplier Claim, (ii) permitting Bell Mobility to control and manage the defense of any Supplier Claim (and any settlement), and (iii) reasonably cooperating with Bell Mobility in the defense of any Supplier Claim (and any settlement) .

11.3. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER SUPPLIER OR BELL MOBILITY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR LOSS OF PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT INCLUDING NEGLIGENCE, EVEN IF SUPPLIER OR BELL MOBILITY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO: (A) SUPPLIER'S OR BELL MOBILITY'S BREACH OF SECTION 9, (B) EITHER PARTY's INDEMNITY IN SECTION 11 RELATING TO THIRD PARTY CLAIMS FOR INFRINGEMENT OF SUCH THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS.

SECTION 12. TERMINATION

12.1. Insolvency. Either Party may immediately terminate this Agreement, upon written notice to the other Party, if such other Party is subject to proceedings in bankruptcy or insolvency, voluntarily or involuntarily, if a receiver is appointed with or without the other Party's consent, if the other Party assigns its property to its creditors or performs any other act of bankruptcy or if the other Party becomes insolvent and cannot pay its debts when they are due.

12.2. Material Breach. Either Party (the "Terminating Party") may terminate this Agreement in the event of material breach by the other Party (the "Defaulting Party") of its obligations hereunder, provided that such breach in the Terminating Party's reasonable opinion is not cured within twenty (20) Business Days of notification by the Terminating Party of such breach.

12.3. Termination for Convenience. Bell Mobility may, at any time during the Term and without cause, terminate this Agreement for convenience without penalty, charge or liability of any kind upon giving the other party at least thirty (30) days' prior written notice.

12.4. No Prejudice. Save as otherwise provided above, the Parties' right to terminate this Agreement is without prejudice to, and shall not affect any other remedies available to Parties.

12.5. Return of Information. Upon expiry or other termination of this Agreement, Supplier shall immediately remit to Bell Mobility all End User Data, in a mutually agreed upon electronic format. Supplier shall subsequently destroy all other materials or information provided by Bell Mobility to Supplier hereunder and all copies thereof in its possession other than what may be required to be retained by law. Each Party shall immediately return or destroy, at the election of the Disclosing Party, the Confidential Information of the Disclosing Party.

12.6. Rights Continue. Notwithstanding any of the above, upon termination or expiry of this Agreement, End Users may continue to use the Deliverables for a period of up to thirty (30) days, and Supplier shall perform all of its obligations hereunder to continue to provide the Deliverables to such End Users, provided that all related fees are paid to Supplier.

12.7. Transition Assistance Services. Upon the termination or expiration of this Agreement for any reason, Supplier shall use commercially reasonable efforts to provide, at Bell Mobility's request and expense, all necessary assistance and information to Bell Mobility and any third parties authorized by Bell Mobility to transfer all End User Data and Bell Mobility Datasets within one hundred and eighty (180) days to an alternative service provider identified by Bell Mobility, and shall return all End User Data and Bell Mobility Datasets to Bell Mobility in an industry standard database or text-based format to be mutually agreed upon by Supplier and Bell Mobility at the time of the transition (the "**Transition**"). Supplier shall provide Bell Mobility and any third party designated by it with adequate access to data, data structures, programs and information required that is not proprietary to Supplier to allow Bell Mobility or a third party to download and transfer all End User Data and Bell Mobility Datasets to the alternative service provider. Following transition and upon instruction by Bell Mobility, Supplier shall delete all End User Data and Bell Mobility Datasets on Supplier's active and back-up servers, if any.

12.8. Spam. If Bell Mobility reasonably believes that Content being delivered over the Bell Mobility Service is in violation of applicable laws and regulations or policies or involves "spam", then Bell Mobility shall promptly notify the Supplier and such event shall be deemed to be "Critical" under the Service Level Agreement attached hereto as Schedule C and shall be handled accordingly. If Supplier does not either terminate such services or otherwise cause such services to be modified to address Bell Mobility's concern, then Bell Mobility has the right to either terminate such service(s) or, if terminating such service(s) is not commercially feasible, may temporarily terminate the connection until such issues are resolved.

SECTION 13. GENERAL PROVISIONS

13.1. Assignment. This Agreement may not be assigned by either Party in whole or in part, without the other Party's prior written consent. Assignment shall not relieve Supplier of its obligations hereunder. Notwithstanding the foregoing, each party may, without prior notice, assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates. In the event that any division, business unit, Affiliate of Bell Mobility or of BCE Inc. is sold, re-organised or otherwise disposed of, in whole or in part in such a way that it does not meet the definition of Affiliate, the business shall be entitled to all benefits of this Agreement to the extent previously entitled provided that entity assumes all of Bell Mobility's obligations under this Agreement. Each party shall have the right to terminate this Agreement if the other party assigns this Agreement in a manner not expressly permitted in this Section 13.1.

13.2. Relationship of Parties. Supplier is an independent contractor of Bell Mobility. This Agreement shall not be construed to and does not create a relationship of agency, partnership, employment or joint venture. Neither party shall have the authority to bind the other party without the prior written consent of such other party. The inclusion of portions of this Agreement in Supplier's arrangements with its suppliers or subcontractors, shall not create a contractual relationship between a supplier or subcontractor of Supplier and Bell Mobility.

13.3. Force Majeure. No Party to this Agreement shall be liable to the other Party for any failure or delay in fulfilling an obligation hereunder, if said failure or delay is attributable to circumstances beyond its control, including, but not limited to, any fire, power failure, labour dispute or government measure ("**Force Majeure**"). The Parties agree that the deadline for fulfilling the obligation in question shall be extended for a period of time equal to that of the continuance of the Force Majeure. Each party shall use all commercially reasonable efforts to minimize the effect of the Force Majeure on its performance under this Agreement. Notwithstanding the continuance of an event of Force Majeure, neither party may delay performance of its obligations under any circumstances by more than thirty (30) Business Days, otherwise the other party may terminate this Agreement.

13.4. Survival. The following sections and Schedule shall survive the expiration or termination of this Agreement, regardless of the reasons for its expiration or termination, in addition to any other provision which by law or by its nature should survive: Sections 5, 7, 9, 10, 11 and 13.

13.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, the Parties hereby excluding the application of the United Nations Convention on Contracts for the International Sale of Goods. The Parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario for any legal proceedings arising out of this Agreement or the performance of the obligations hereunder.

13.6. Notices. All notices under the terms of this Agreement shall be given in writing and sent by registered mail or facsimile transmission or shall be delivered by hand to the following addresses:

BELL MOBILITY INC.		ASKMENOW	
Address:	5099 Creekbank Road Mississauga, Ontario L4W 5N2	Address:	26 Executive Park, Ste 250 Irvine Ca, 92614

Attention:

All notices shall be presumed to have been received when they are hand delivered, or five (5) Business Days of their mailing, or on the Business Day following the day of facsimile transmission.

13.7. Severability. If any provision, or portion thereof, of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions of this Agreement, and each provision, or portion thereof, is hereby declared to be separate, severable and distinct.

13.8. Waiver. A waiver of any provision of this Agreement shall only be valid if provided in writing and shall only be applicable to the specific incident and occurrence so waived. The failure by either Party to insist upon the strict performance of this Agreement, or to exercise any term hereof, shall not act as a waiver of any right, promise or term, which shall continue in full force and effect.

13.9. Remedies Cumulative. No single or partial exercise of any right or remedy under this Agreement shall preclude any other or further exercise of any other right or remedy in this Agreement or as provided at law or in equity. Rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided at law or in equity.

13.10. Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

13.11. Business Days. Any payment or notice that is required to be made or given pursuant to this Agreement on a day that is not a Business Day shall be made or given on the next Business Day.

13.12. Conflicts. In the event of any conflict or inconsistency between the terms of the main body of this Agreement and any Schedule, the terms of the main body of this Agreement shall prevail, unless otherwise expressly indicated and subject to any applicable provisions or laws in respect of tariffs or other regulatory matters.

13.13. Amendment. This Agreement may only be amended by written agreement duly executed by authorized representatives of the Parties.

13.14. Language. This Agreement has been drawn up in English at the express wish of the Parties. Le présent contrat a été rédigé en anglais à la demande expresse des Parties.

13.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original instrument, but all of which shall constitute one and the same agreement.

13.16. Currency. All dollar amounts referred to herein are expressed in Canadian funds.

13.17. Headings and Wording. Section or paragraph headings used in this Agreement are for reference purposes only, and shall not be used in the interpretation hereof. Words in the singular include the plural and vice-

versa and words in one gender include all genders. The terms "including" and "includes" shall be deemed to be followed by the statement "without limitation" and neither of these terms shall be construed to limit any word or statement it follows to the specific or similar terms or matters immediately following it. No provision of this Agreement shall be construed against either Party as the drafter thereof.

13.18. English Language. The Parties have requested that this Agreement and all communications and documents relating hereto be expressed in the English language. Les Parties ont exigé que ce contrat ainsi que tous documents s'y rattachant soient redigés en anglais.

13.19. Further Assurances. Each of the Parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement, and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent, the provisions of this Agreement.

13.20. Bell Mobility Property and Conduct of Personnel. Supplier shall take care of all property (including real and personal property, whether tangible or intangible) belonging to Bell Mobility which may from time to time be in its care, under its control or otherwise used by it and shall be responsible for any loss or damage resulting from its negligence or willful misconduct or that of its employees, agents or subcontractors, and shall use such property solely for the purposes of fulfilling its obligations hereunder in accordance with Bell Mobility's instructions. All rules and regulations applicable to employees of Bell Mobility in relation to behaviour, conduct of Bell Mobility business and security and notified to Supplier by Bell Mobility in due time shall be applicable to Supplier's employees and agents when at the premises of Bell Mobility and Bell Mobility reserves the right to disallow any person(s) admittance to its premises. Unless otherwise agreed by Bell Mobility in writing, failure of any person to adhere to such rules or regulations shall result in the immediate termination by Supplier of the person's performance of work or services under this Agreement.

13.21. Entire Agreement. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall replace all prior promises or understandings, oral or written with respect to the subject matter hereof.

AGREED TO AND SIGNED in duplicate by the duly authorized representatives of the Parties.

BELL MOBILITY INC.		**ASKMENOW**
Name:	Andrew Wright	Name: Darryl Cohen
Per:	______________________	Per: ________
Title:	Director, Business Development	Title: CEO
Date:	______________________	Date: ______________________

SCHEDULE A

Description of Content

Part 1 – WAP Content

Supplier will deliver and support the following WAP Content:

The mobile search and content delivery site accessible at http://bell.askmenow.com. The site allows end users to access a wide array of basic information including, but not limited to, sports scores, stock quotes, directory assistance, news, weather, daily features, entertainment and travel information.

Supplier will adhere to Bell Mobility form factor, usability requirements (layouts, handsets, etc), and service level standards defined in Schedule C. Bell Mobility is currently evolving their WAP portal look and feel and subsequently may require Supplier to conform to new standards. Bell Mobility and Supplier may work together to evolve WAP Content to include advertisement and shall be mutually agreed to in writing between the parties. Bell Mobility will evaluate at its sole discretion new Content offerings

SCHEDULE B

Compensation

Part 1 – WAP Content

Both parties agree to waive any fees during the Initial Term, both parties recognizes that there is value to be exchanged in the provision and participation of this agreement. Both companies will consider additional revenue streams, such as Supplier fees for advertisement services, as well as other potential fees associated as these opportunities arise.

SCHEDULE C

Service Level Standards

1. **Incident Notification.**
   1.1. In the event that Bell Mobility identifies an incident that may impact Bell Mobility services, Bell Mobility shall provide Supplier with all available information in order to expedite the resolution of the incident. Supplier shall provide Bell Mobility with contact information through which Bell Mobility may notify Supplier of any incidents 24 hours a day, seven days a week, and 365 days a year.

   1.2. In the event that Supplier identifies an incident that may impact Supplier services, Supplier shall provide Bell Mobility with all available information in order to expedite the resolution of the incident. Bell Mobility shall provide Supplier with contact information through which Supplier may notify Bell Mobility of any incidents 24 hours a day, seven days a week, and 365 days a year.

   1.3. Supplier will proactively inform Bell Mobility when an issue or condition arises that may cause potential system anomalies or Service Unavailability to Bell Mobility services. Bell Mobility will proactively inform Supplier when an issue or condition arises that may cause potential system anomalies to Supplier services.

(a) Bell Mobility Business Contact Information:
Hours of Operation: 9:00 a.m. – 5:00 p.m.
Telephone: 905-282-3787
Email: viriak.pich@bell.ca
In the event of escalated incidents, contact:
Andrew Wright
905-282-2166
wright.andrew@bell.ca

(b) Bell Mobility Technical Contact Information:
Hours of Operation: 24x7x365.
Wireless National NOCC
1.866.299.6006
Wireless_National_NOCC@bell.ca
In the event of escalated incidents, contact:
Daniel Robillard
(514) 858-2729
Daniel.Robillard@bell.ca

(c) Supplier Business Contact Information:
Hours of Operation: 9:00 a.m. – 5:00 pm PST
Telephone: 949 861 2590
Email: gcohen@askmenow.com
In the event of escalated incidents, contact:

(d) Supplier Technical Contact Information:
Hours of Operation: 9:00 am – 5:00 pm PST
Telephone: 949 861 2590
Email: **mlulic@askmenow.com**
In the event of escalated incidents, contact: Grant Cohen

1.4. Contact Persons. Both Parties shall by written notice keep each other informed of the responsible persons to contact regarding operational and contractual questions and notices. A first list of Supplier contact persons is provided in section 1.3, which shall be kept up to date and any changes shall be reported in writing to the other Party.

1.5. Supplier maintains a Technical Support Group that is available 24x7x365. All Service Level issues must be raised to this group. Primary contact information and escalation procedures are as follows:-

Priority	**Definition**	**Support Availability**	**Response time**
P1	The Supplier Service is inaccessible by all End Users.	24 x 7 x 52	60 minutes
P2	Supplier Service is not down for all End Users, but is down for one or more of the subsystems or subset of the End Users.	Business Hours	4 hours
P3	The Supplier Service is running with limited functionality in one or more subsystems.	Business Hours	8 hours
P4	The Supplier Service is having some non-service affecting defect.	Business Hours	2 business days

1.6. Bell Mobility maintains a Technical Support Group that is available 24x7x365. All Service Level issues must be raised to this group. Primary contact information and escalation procedures are as follows:

Event	Contact #	Alternate #	Expected resolution time
VPN connectivity unavailable	Wireless National NOCC 24X7 – 1.866.299.6006 Wireless_National_NOCC @bell.ca		Response – 24 hour Quick Fix – 24 hours Closure – (TBD)
Customer has issue with download	Bell Mobility Customer Service 1 800 667 0123 www.bell.ca (contact us)		Response – 1 hour Quick fix – 1 hour Closure – (TBD)
Wireless Data Network connectivity unavailable	Bell Mobility Customer Service 1 800 667 0123 www.bell.ca (contact us)		Response – 1 hour Quick fix – 1 hour Closure – (TBD)

1.7. Incident Handling. Supplier shall expeditiously remedy all incidents that may impact Bell Mobility services. Bell Mobility shall expeditiously remedy all incidents that may impact supplier services. Supplier shall contact Bell Mobility as outlined in section 1.5 of this Schedule C daily, until the incident is fully resolved.

1.8. Escalation Procedures. If the origin of the incident is with supplier and if it is not resolved in a timely manner, the incident shall be escalated within supplier' organization. If the origin of the incident is with Bell Mobility and if it is not resolved in a timely manner, the incident shall be escalated within Bell Mobility's organization. Supplier and Bell Mobility will work together to resolve escalated incidents.

1.9. The supplier will notify Bell mobility, Wireless_National_NOCC@bell.ca at least 3 business days prior to executing a planned maintenance impacting customer experience. This maintenance will be subject to the approval of Bell Mobility. In case an Emergency maintenance is required the Supplier will notify the Wireless National NOCC by email and by phone 1.866.299.6006

SCHEDULE D

<u>List of Handsets to Support</u>

WAP 2 / Java Colour

- Samsung N400
- Samsung A600
- Samsung A660
- Samsung A680
- Samsung A860
- Samsung A740
- Samsung A920
- Samsung A900
- Samsung A640
- Audiovox 8450
- Audiovox 8455
- Audiovox 8910
- Audiovox 8615
- Audiovox 8930
- LG 5400
- LG 5550
- LG TM325
- LG 3300
- LG 6200
- Nokia 6225
- Nokia 6585
- Nokia 2855i
- Nokia 6275i
- Sanyo 7300
- Sanyo 8100
- Sanyo 4920
- Sanyo 2300
- Sanyo 8300
- Sanyo 7500
- Sanyo 6600
- Sanyo 2400
- Motorola E815
- Motorola V3C

SCHEDULE E

Supplier's Marks

SM

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